The MainStay Funds

MainStay Flexible Bond Opportunities Fund

Redesignation of Series of Shares

of Beneficial Interest, Par Value $0.01 Per Share

The undersigned, being at least a majority of the Trustees of The MainStay Funds, a Massachusetts business trust ("Trust"), acting pursuant to Article V, Section 5.11 and Article VIII, Section 8.3 of the Trust's Declaration of Trust dated January 9, 1986, as amended and restated on August 30, 1991 and December 31, 1994 ("Declaration f Trust"), deeming it desirable to make changes to the Declaration of Trust that do not materially adversely affect the rights of the Trust's shareholders, hereby amend the Declaration of Trust s follows:

1. Effective February 28, 2013, the series of the Trust presently designated as “MainStay Flexible Bond Opportunities Fund” was redesignated as “MainStay Unconstrained Bond Fund,” and all other terms and conditions regarding the designation of that series contained in the Amended and Restated Establishment and Designation of Additional Series dated January 24, 1997, as thereafter amended, remain in full force and effect.

Dated: February 25, 2013

/s/ Susan Kerley Susan B. Kerley, Trustee	/s/ John Y. Kim John Y. Kim, Trustee

/s/ Alan R. Lathaw Alan R. Latshaw, Trustee	/s/ Peter Meenan Peter Meenan, Trustee

/s/ Richard H. Nolan, Jr. Richard H. Nolan, Jr., Trustee	/s/ Richard S. Trutanic Richard S. Trutanic, Trustee

/s/ Roman L. Weil Roman L. Weil, Trustee	/s/ John A. Weisser John A. Weisser, Jr., Trustee